Exhibit 99.2

Non-GAAP to GAAP Reconciliation

                    In the following tables, the Company has presented certain financial measures and ratios identified as non-GAAP. The Company believes this non-GAAP information is a useful measure to investors because it allows for a more direct comparison of the Company’s performance for 2011 as compared with 2010 and is useful in assessing the Company’s progress in achieving its long-term financial objectives. The following represents a reconciliation of the non-GAAP measures:

(in millions, except per share amounts)	2011	2010
Pre-tax income:
Income before income taxes – Reported	$435	$257
Pre-tax amounts excluded from GAAP:
Impairment of intangible assets	5	10
Money market realized gain – recorded within other income	—	(2)
Total pre-tax amounts excluded	$5	$8
Income before income taxes – Adjusted	$440	$265

Calculation of Earnings Before Interest and Taxes (EBIT):
Income before income taxes – Reported	$435	$257
Interest expense, net	6	9
EBIT	$441	$266

Income before income taxes – Adjusted	$440	$265
Interest expense, net	6	9
Adjusted EBIT	$446	$274

EBIT margin %	7.8%	5.3%
Adjusted EBIT margin %	7.9%	5.4%

After-tax income:
Net income – Reported	$278	$169
After-tax amounts excluded	3	4
Net income – Adjusted	$281	$173

Net income margin %	4.9%	3.3%
Adjusted Net income margin %	5.0%	3.4%

Diluted earnings per share:
Net Income -Reported	$1.80	$1.07
Impairment of intangible assets	0.02	0.04
Money-market realized gain	—	(0.01)
Net Income - Adjusted	$1.82	$1.10

                    The Company estimates the tax effect of the non-GAAP adjustments by applying its effective tax rate to deductible items. The gain recorded with respect to The Reserve International Liquidity Fund, Ltd. was recorded with no tax expense due to the fact that the entity that held the investment has a zero statutory tax rate.

                    When assessing Return on Invested Capital (“ROIC”), the Company adjusts its results to reflect its operating leases as if they qualified for capital lease treatment. Operating leases are the primary financing vehicle used to fund store expansion and, therefore, we believe that the presentation of these leases as capital leases is appropriate. Accordingly, the asset base and net income amounts in the calculation of ROIC are adjusted to reflect this. ROIC, subject to certain adjustments, is also used as a measure in executive long-term incentive compensation. The closest GAAP measure is Return on Assets (“ROA”) and is also represented below. ROA increased to 9.4 percent as compared with 5.9 percent in the prior year reflecting the Company’s overall strong performance in 2011.

	2011	2010
ROA (1)	9.4%	5.9%
ROIC %(2)	11.8%	8.3%

(1)	Represents net income of $278 million and $169 million divided by average total assets of $2,973 million and $2,856 million for 2011 and 2010, respectively.

(2)	See below for the calculation of ROIC.

	2011	2010
Adjusted EBIT	$446	$274
+ Rent expense	525	522
- Estimated depreciation on capitalized operating leases (3)	(370)	(366)
Net operating profit	601	430
- Adjusted income tax expense (4)	(218)	(153)
= Adjusted return after taxes	$383	$277

Average total assets	$2,973	$2,856
- Average cash, cash equivalents and short-term investments	(774)	(642)
- Average non-interest bearing current liabilities	(519)	(461)
- Average merchandise inventories	(1,064)	(1,048)
+ Average estimated asset base of capitalized operating leases (3)	1,429	1,443
+ 13-month average merchandise inventories	1,192	1,177
= Average invested capital	$3,237	$3,325

ROIC %	11.8%	8.3%

(3)

The determination of the capitalized operating leases and the adjustments to income have been calculated on a lease-by- lease basis and have been consistently calculated in each of the years presented above. Capitalized operating leases represent the best estimate of the asset base that would be recorded for operating leases as if they had been classified as capital or as if the property were purchased.

(4)	The adjusted income tax expense represents the marginal tax rate applied to net operating profit for each of the periods presented.